Exhibit 10.10

AGREEMENT

This AGREEMENT, effective as of January 12, 2011 (the “Effective Date”), is by and between Global Pari-Mutuel Services, Inc. (the “Company”), a Nevada corporation, and [*] (“[*]”), an individual having an address at [*] (this “Agreement”).

ARTICLE 1
ENGAGEMENT

Section 1.01   Services.  During the Term (as hereinafter defined), [*] shall devote such time as is requested by the Company to providing the Company with the services (the “Services”) of aiding and participating in, and otherwise facilitating, negotiations and communications with [*] and/or its affiliates (“[*]”) with respect to a material strategic relationship between the Company and [*] evidenced by definitive documentation (the “[*] Agreement”).

Section 1.02   Conflict of Interest.  [*] agrees that throughout the period of [*]’s service hereunder, [*] shall not perform any activities or services, or accept such other service which would be inconsistent with this Agreement, the relationship between the parties, or would interfere with or present a conflict of interest concerning [*]’s service to the Company. [*] agrees and acknowledges that his service to the Company is conditioned upon him adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual or similar publication.

Section 1.03   Representation and Warranty.  [*] represents and warrants that the Services provided to the Company do not and will not breach any agreement or duty he has to anyone else, including any agreement or duty to keep in confidence trade secret information belonging to others.  [*] further represents and warrants that he will not bring, use or disclose any trade secret information from other companies during his service with the Company.

ARTICLE 2
TERM; TERMINATION

Section 2.01   Term.  This Agreement shall commence effective as of the Effective Date and shall, unless earlier terminated in accordance with Section 2.02 hereof, continue through (i) the [*] Agreement Execution Date (as hereinafter defined) or (ii) December 31, 2011 if the [*] Agreement Execution Date has not occurred by December 31, 2011 (the “Term”).

Section 2.02   Termination.

a.      The Company may terminate this Agreement (i) with ten (10) days’ prior written notice in the event that discussions and/or negotiations with [*] have ceased, as determined by the Company in its sole discretion, or (ii) in the event of a material breach of a provision of this Agreement by [*] that, to the extent such breach is curable, remains uncured for a period of thirty (30) days following written notice of such breach from the Company to [*] and, to the extent such breach is not curable, fifteen (15) days following written notice of such breach from the Company to [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

b.     [*] may terminate this Agreement in the event of a material breach of a provision of this Agreement by the Company that, to the extent such breach is curable, remains uncured for a period of thirty (30) days following written notice of such breach from [*] to the Company and, to the extent such breach is not curable, fifteen (15) days following written notice of such breach from [*] to the Company.

ARTICLE 3
COMPENSATION

Section 3.01   Fee.  In consideration of the Services furnished by [*] hereunder, promptly upon the execution of the [*] Agreement by each of the parties thereto (the “[*] Agreement Execution Date”), the Company shall pay to [*] a one-time fee of $[*] ([*] Dollars).

Section 3.02   Stock Option.  Subject to the approval of the Company’s board of directors, in further consideration of the Services furnished by [*] hereunder, the Company shall grant a stock option to [*] to purchase 50,000 shares of the Company’s common stock, $0.001 par value per share, with the following terms (the “Option”): (i) a three-year term; (ii) an exercise price of $3.00 per share; (iii) immediate vesting of the Option on the [*] Agreement Execution Date and (iv) the Option may only be exercised in whole and not in part.

Section 3.03   Expense Reimbursement.  During the Term, upon submission of appropriate documentation to the Company, the Company shall reimburse [*] for all reasonable and necessary out-of-pocket expenses incurred in performance of the Services.

ARTICLE 4
ADDITIONAL AGREEMENTS

Section 4.01   Confidentiality Agreement.

a.      [*] understands that during the Term, [*] and his employees or agents may have access to unpublished and otherwise confidential information (“Confidential Information”) both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or of a Company Client (as defined below), including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information [*] and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential.  [*] agrees to observe all Company policies and procedures concerning such Confidential Information.  [*] further agrees not to disclose or use, either while providing the Services or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that it may disclose and use such information when necessary in the performance of the Services.  [*]’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his service is terminated, until such information becomes generally available from public sources through no fault of [*].  Notwithstanding the foregoing, however, [*] shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to seek a protective order or other appropriate remedy.

b.     During the Term of this Agreement, upon the Company’s request, or upon the termination of this Agreement for any reason, [*] will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, or of the Company Client (as defined below), including all materials pertaining to Confidential Information developed by [*] or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in [*]’s possession, custody or control.

c.      [*] will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his service to the Company.  [*] agrees that the Company owns any such Creations, conceived or made by [*] alone or with others at any time during his service to the Company, and [*] hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto that the Company deems necessary or desirable.  These obligations shall continue beyond the termination of his service to the Company with respect to Creations and derivatives of such Creations conceived or made during his service with the Company.  [*] understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on [*]’s own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work on behalf of the Company.

d.     [*] will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by [*] prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.

e.      During the Term, if [*] incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.

f.      [*] agrees to cooperate fully with the Company, both during and after his service with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations.  [*] shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company may deem necessary or desirable in order to protect its rights and interests in any Creations.  [*] further agrees that if the Company is unable, after reasonable effort, to secure the necessary signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and [*] hereby irrevocably designates and appoints each officer of the Company as his attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

g.     “Company Client” means any entity to which the Company provides services during the Term of this Agreement.

Section 4.02   Non-solicitation; Non-competition.

a.      [*] agrees that, during the Term and until thirty-six (36) months after the termination of this Agreement, [*] will not directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee or consultant of the Company, or its Affiliated Entities, or a Company Client, or anyone who was an employee of the Company or any of its Affiliated Entities within the one (1) year prior to the termination of this Agreement, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities, without the express written consent of an authorized representative of the Company.

b.     [*] further agrees that, during the Term and until thirty-six (36) months after the termination of this Agreement, [*] will not directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), or a Company Client, whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, or a Company Client, (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities or a Company Client, to curtail or cancel their business with the Company or any of its Affiliated Entities, and (iv) accept business from such customers or suppliers of the Company or any of its Affiliated Entities or a Company Client.  These obligations will continue for the specified period regardless of whether the termination of [*]’s relationship was voluntary or involuntary or with or without cause.

c.      “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged in the development, marketing, distribution or sale of, or research directed to developing online pari-mutuel wagering technology and systems and services related thereto or any other business carried on or planned to be carried on by the Company.

d.     “Territory” means anywhere where the Company’s business is presently conducted or presently proposed to be conducted.

e.      [*] agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 4.02 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

ARTICLE 5
GENERAL

Section 5.01   Independent Contractor.

a.      For all purposes [*] will operate as an independent contractor of the Company. Consequently, [*] retains full independence in exercising judgment as to the manner of performing the Services, and bears full responsibility for any and all tax liability that arises from the monies paid pursuant to this Agreement.  The Company shall not withhold any funds for tax or other governmental purposes, and [*] shall be responsible for the payment of same.  [*] shall not be entitled to receive any employment benefits offered to employees of the Company including workers compensation insurance.  To this end, [*] acknowledges that he is not an employee, agent, co-venturer, or representative of the Company and that the Company will not incur any liability as a result of his actions.  [*] shall at all times disclose that he is an independent contractor of the Company and shall not represent to any third party that he is an employee, agent, co-venturer, or representative of the Company other than as expressly authorized by the Company.

b.     [*] shall indemnify and hold harmless the Company and its directors, employees, agents, subsidiaries and other affiliates, from and against any and all claims incurred by reason any of the following to the extent occasioned by the gross negligence or willful misconduct of [*] or his employees or agents: (a) failure to perform any covenant or agreement set forth in the Agreement; (b) injury to or death of any person or any damage to or loss of property; or (c) any breach by [*] of any representation, warranty, covenant or agreement under this Agreement.  The Company shall have the right to offset against any fees due to [*] under this Agreement by the amount of any indemnity to which the Company is entitled under this Section 5.01(b) for any damage, cost, liability, expense, fee or other disbursement, incurred by the Company pursuant to this Section 5.01(b).

Section 5.02   Entire Agreement.  This Agreement and the attachments hereto, embody all of the representations, warranties, and agreements between the parties relating to [*]’s service to the Company.  No other representations, warranties, covenants, understandings, or agreements exist between the parties regarding the subject matter hereof.  This Agreement shall supersede all agreements, written or oral, relating to [*]’s service to the Company.  This Agreement may not be amended, modified or terminated except by a writing signed by the parties.

Section 5.03   Notices.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or electronic mail or sent by Federal Express or other recognized overnight courier, in each case at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Global Pari-Mutuel Services, Inc.
500 Fifth Avenue, Suite 810
New York, New York  10110
Telephone: (917) 338-7301
Facsimile: (203) 724-1855
Electronic Mail: j.lilien@bendigopartners.com
Attention: R. Jarrett Lilien

with a copy to (which shall not constitute notice):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York  10022
Telephone: (212) 451-2300
Facsimile: (212) 451-2222
Electronic Mail: rfriedman@olshanlaw.com
Attention:  Robert H. Friedman, Esq.

If to [*]:

[*]

All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile or electronic mail, three business days after the date of mailing, if mailed by registered or certified mail (return receipt requested), and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

Section 5.04   Governing Law; Jurisdiction; Waiver of Jury Trial.

a.      This Agreement shall be governed by and interpreted exclusively in accordance with the laws of New York, without regard to conflict of laws provisions thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. All disputes arising from or relating to this Agreement shall be heard exclusively in a court of competent jurisdiction within the State of New York, County of New York, and the parties hereto consent to personal jurisdiction in such courts for such purposes, and further waive all objections on grounds of improper venue or forum non conveniens.

b.     EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 5.05   Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

Section 5.06   Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing and signed by the party against whom enforcement is sought.

Section 5.07   Assignment.  This Agreement may not be assigned by [*] without the prior written consent of the Company. This Agreement may not be assigned by the Company without the prior written consent of [*]. This Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

Section 5.08   Survival.  The obligations set forth in Sections 4.01 and 4.02 and Article 5 shall survive any expiration or termination of this Agreement.

Section 5.09   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written.

GLOBAL PARI-MUTUEL SERVICES, INC.

By:	/s/ R. Jarrett Lilien
	Name:	R. Jarrett Lilien
	Title:	Chief Executive Officer

/s/ [*]
[*]

Appendix A

A-1